Exhibit 99.1

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES 2005 EARNINGS

BIRMINGHAM, Alabama (February 7, 2006) Protective Life Corporation (NYSE: PL) today reported results for 2005. Highlights include:

•
For the year, operating income increased 11.4% to a record $3.70 per diluted share, compared to $3.32 per share in 2004. Operating income for the fourth quarter was a record $1.02 per diluted share, compared to $0.80 per share in the fourth quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Net income increased 4.8% to a record $3.46 per diluted share, compared to $3.30 per share in 2004. Net income for the fourth quarter was $0.96 per diluted share compared to $0.80 per share for the same period last year. Included in the current quarter’s net income were net realized investment losses of $0.06 per share, compared to no net realized investment gains or losses in the prior year.

•
Life Insurance sales were a record $294.7 million for 2005, an increase of 12.6% over the prior year. Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $66.8 million in the fourth quarter of 2005, an increase of 5.6% over the same period last year. Pretax operating income was $244.3 million in 2005, compared to $253.2 million in 2004.

•
Pretax operating income in the Annuities segment was $14.8 million in the current quarter compared to $4.7 million in the fourth quarter of 2004. Pretax operating income in 2005 was $31.9 million compared to $16.5 million in 2004. Annuity sales were $587.2 million in 2005.

•
The Stable Value Products segment reported pretax operating income of $13.2 million in the fourth quarter of 2005 compared to $14.2 million in the same period last year. Pretax operating income in 2005 was a record $54.8 million, an increase of 3.1% over the prior year and the segment ended the year with account balances of $6.1 billion, an increase of 8.9% over the prior year. The segment recorded sales of $1.3 billion under its registered funding agreement backed notes program in 2005.

•
The Asset Protection segment reported pretax operating income of $6.3 million in the fourth quarter of 2005 compared to $4.7 million in the fourth quarter of 2004 and $24.9 million for 2005, compared to $19.1 million in 2004, an increase of 30.5%.

•	As of December 31, 2005, the Company’s assets were $29.0 billion, compared to $27.2 billion at year-end 2004, an increase of 6.5%.

•
As of December 31, 2005, share-owners’ equity per share, excluding accumulated other comprehensive income, was $29.82 compared with $26.93 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $31.33 compared with $ 31.19 a year ago.

•	Operating income return on average equity for the twelve months ended December 31, 2005 was 13.4%.

•	Net income return on average equity for the twelve months ended December 31, 2005 was 12.5%.

•
At December 31, 2005, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

•	The Company also announced today, in a separate press release, the signing of an agreement to acquire from JPMorgan Chase the stock of five insurance companies.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to end 2005 on a positive note. Our emphasis in 2006 will be on the integration of the insurance companies to be acquired from JPMorgan Chase, the continued expansion of distribution in our life insurance and annuity lines, the development of efficient capital market solutions as a means to improve the competitiveness of our universal life products, building on the positive momentum achieved in 2005 in our Asset Protection segment and addressing the challenges presented by low interest rates and a flat yield curve. Overall, we believe that Protective is well positioned, tactically and strategically, to deal with the many challenges we face and to continue to produce solid and consistent results.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	4Q2005	4Q2004	2005	2004

Operating income	$72,595	$57,608	$263,545	$236,250
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(4,033)	(300)	(16,978)	14,131
Change in accounting principle	---	---	---	(15,801)
Net Income	$68,562	$57,308	$246,567	$234,580

($ per share; net of income tax)
	4Q2005	4Q2004	2005	2004

Operating income	$1.02	$0.80	$3.70	$3.32
Realized investment gains (losses) and
related amortization
Investments	0.01	0.05	0.14	0.20
Derivatives	(0.07)	(0.05)	(0.38)	---
Change in accounting principle	---	---	---	(0.22)
Net Income	$0.96	$0.80	$3.46	$3.30

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	4Q2005	4Q2004	2005	2004

LIFE MARKETING	$48,174	$41,881	$163,661	$165,897
ACQUISITIONS	18,593	21,374	80,611	87,300
ANNUITIES	14,797	4,671	31,933	16,467
STABLE VALUE PRODUCTS	13,172	14,221	54,798	53,159
ASSET PROTECTION	6,335	4,680	24,901	19,079
CORPORATE AND OTHER	9,968	1,802	47,229	21,560
	$111,039	$88,629	$403,133	$363,462

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	4Q2005	4Q2004	2005	2004

Operating income before
income tax	$111,039	$86,629	$403,133	$363,462
Realized investment gains (losses)
Stable Value Contracts	(20,069)	332	(16,065)	13,225
Annuities	1,811	55	30,980	9,873
Corporate and Other	15,077	3,514	(4,736)	24,798
Less: settlements on certain interest
rate swaps
Corporate and Other	1,972	4,309	11,393	19,222
Related amortization of deferred policy
acquisition costs
Annuities	1,052	55	24,906	6,935
Income before income tax	$104,834	$88,166	$377,013	$385,201

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures) for the Annuities segment was $38.0 million for 2005 and $19.4 million for 2004 and $15.6 million for the fourth quarter of 2005 and $4.7 million in the fourth quarter of 2004. Income before income tax for the Stable Value segment was $38.7 million for 2005 compared to $66.4 million for 2004, and a loss of $6.9 million for the fourth quarter of 2005 compared to income of $14.6 million for the fourth quarter of 2004. Net realized investment losses in the Stable Value segment are attributable to realized losses as a result of rebalancing the segment’s investment portfolio. Income before income tax for the Corporate and Other segment was $31.1 million for 2005 and $27.1 million for 2004, and $23.1 million for the fourth quarter of 2005 and $1.0 million for the fourth quarter of 2004.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	4Q2005	4Q2004	2005	2004

LIFE MARKETING	$76.6	$74.2	$294.7	$261.7
ANNUITIES	155.0	296.0	587.2	726.1
STABLE VALUE PRODUCTS	213.3	177.4	1,412.3	1,582.6
ASSET PROTECTION	118.2	108.8	488.8	460.3

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Fourth quarter pretax operating income for the Life Marketing segment was $48.2 million compared to $41.9 million in the fourth quarter of 2004, an increase of 15.0%. For the full year, pretax operating income for the segment was $163.7 million compared to $165.9 million in 2004. The increase in the current quarter was primarily a result of increased sales and an increase in investment income as a result of the growth in related life insurance reserves. In the fourth quarter of 2005, mortality was favorable by approximately $3.3 million, approximately $0.4 million more favorable than the prior year’s quarter.

Life insurance sales in the fourth quarter of 2005 and for the full year of 2005 were $76.6 million and $294.7 million, respectively. Sales for the full year of 2005 increased 12.6% due to strong universal life sales and expanded distribution. During 2005, the independent agent distribution channel grew 35.1% and sales through stockbrokers and banks grew by 108.0%.

For the full year, mortality was favorable by approximately $4.5 million, approximately $2.8 million more favorable than 2004.

ACQUISITIONS: Pretax operating income was $18.6 million for the fourth quarter of 2005, as compared to $21.4 million in the fourth quarter of 2004. Pretax operating income for the full year was $80.6 million compared to $87.3 million in 2004. The decrease is primarily attributable to the run-off of the in-force block and lower investment income. For the full year, mortality was favorable by approximately $1.5 million, approximately $1.5 million less favorable than 2004.

ANNUITIES: Pretax operating income in the Annuities segment increased to $14.8 million in the fourth quarter of 2005, compared to $4.7 million in the fourth quarter of 2004. For the full year, pretax operating income increased to $31.9 million from $16.5 million in 2004. Included in the fourth quarter of 2005 and for the full year of 2005 is favorable unlocking of DAC of approximately $10.9 million and $15.9 million, respectively.

Total annuity sales were $155.0 million for the fourth quarter of 2005 compared to $296.0 million for the fourth quarter of 2004. For the full year, total annuity sales were $587.2 million compared to $726.1 million in 2004. Fixed annuity sales in the fourth quarter of 2005 were $84.8 million compared to $212.4 million in the prior year. Variable annuity sales in the fourth quarter of 2005 were $70.2 million compared to $83.7 million in the prior year. Year end account balances were $5.7 billion.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $54.8 million for 2005 compared to $53.2 million in 2004. For the quarter, pretax operating income was $13.2 million compared to $14.2 million in the fourth quarter of 2004. Spreads in the fourth quarter of 2005 were 90 basis points compared to 107 basis points in the prior year’s quarter. For the full year, spreads were 96 basis points compared to 107 basis points in 2004. The decrease in spreads is attributable to higher interest expense. Account balances increased by $494.7 million in 2005 to $6.1 billion

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $6.3 million in the fourth quarter of 2005 compared to $4.7 million in the fourth quarter of 2004. For the full year, pretax operating income increased 30.5% to $24.9 million in 2005 from $19.1 million in 2004. Included in 2004 earnings was a gain on the sale of an inactive charter of $1.2 million.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $10.0 million in the fourth quarter of 2005 compared to $1.8 million in the fourth quarter of 2004. The current quarter included a $3.8 million write-off of internally developed software costs. For the full year, pretax operating income was $47.2 million compared to $21.6 million in 2004. Total participating mortgage income increased to $35.1 million from $28.8 million in 2004. Investment income on unallocated capital was $88.2 million in 2005 compared to $67.5 million in 2004 primarily as a result of growth in available capital during the year.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 8, 2006 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-895-1549 (international callers 1-785-424-1057 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern February 8 until midnight February 15. The recording may be accessed by calling 1-800-839-8708 (international callers 1-402-220-6077).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern February 8 until midnight February 15.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures, and the cumulative effect of change in accounting principle. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of December 31, 2005)

Total share-owners’ equity per share	$31.33
Less: Accumulated other comprehensive income per share

Total share-owners’ equity per share	1.51
excluding accumulated other comprehensive income	$29.82

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2005 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended December 31, 2005, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2005

($ in thousands)

Numerator:

	Three Months Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Rolling Twelve Months Ended December 31, 2005

Net income	$60,083	$48,031	$69,891	68,562	$246,567
Net of:
Realized investment gains
(losses), net of income tax
Investments	18,121	4,288	2,347	1,704	26,460
Derivatives	(4,139)	(16,913)	4,980	(3,772)	(19,844)
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(14,568)	(832)	(105)	(684)	(16,189)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	2,395	1,924	1,805	1,281	7,405
Operating Income	$63,064	$63,412	$64,474	$72,595	$263,545

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2004	$2,166,327	$296,311	$1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
Total			$9,849,726
Average			$1,969,945
Operating Income Return on Average Equity			13.4%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED DECEMBER 31, 2005

($ in thousands)

Numerator:

Net income - three months ended March 31, 2005	$60,083
Net income - three months ended June 30, 2005	48,031
Net income - three months ended September 30, 2005	69,891
Net income - three months ended December 31, 2005	68,562
Net income - rolling twelve months ended December 31, 2005	$246,567

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
September 30, 2005	2,200,866	184,511	2,016,355
December 31, 2005	2,183,660	105,220	2,078,440
Total			$9,849,726
Average			$1,969,945
Net Income Return on Average Equity			12.5%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; a deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461